Exhibit 8.1

910 Louisiana houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON london	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

July 17, 2026

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

Ladies and Gentlemen:

We have acted as counsel to NCS Multistage Holdings, Inc., a Delaware corporation (“Company”), in connection with the transactions described in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 31, 2026, by and among Company, Weatherford International plc, an Irish public limited company (“Parent”), and Trinity Bell Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and Company shall be the surviving corporation and a wholly-owned subsidiary of Parent. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing by Parent of the Form S-4 (File No. 333-297275) (including the information statement/prospectus forming a part thereof, and as amended or supplemented through the date hereof, the “Registration Statement”) with the Securities and Exchange Commission, we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement; (iii) the representation letters, dated as of the date hereof, of Parent and Company, delivered to us for purposes of rendering this opinion (the “Representation Letters”); and (iv) such other documents, information, and materials as we have deemed necessary or appropriate. We have assumed that such documents are duly authorized, valid, and enforceable. In our examination of the documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

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In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Merger will be consummated pursuant to, and in accordance with, the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of Company, Parent, Weatherford International Corp (“US Parent”), and Merger Sub in the Merger Agreement, the documents referenced therein, and the Registration Statement are and, at all times up to and including the Effective Time, will continue to be true, complete, and correct; (4) the statements and representations (which statements and representations we have neither investigated nor verified) made by or on behalf of Company, Parent, US Parent, and Merger Sub in the Representation Letters are true, complete, and correct at all times up to and including the Effective Time; (5) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of Company, Parent, US Parent, and Merger Sub in the Merger Agreement, the documents referenced therein, the Registration Statement, and the Representation Letters that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to and including the Effective Time, will continue to be true, complete, and correct as though not so qualified; (6) none of the terms and conditions contained in the Merger Agreement, the documents referenced therein, or the Registration Statement have been or will be waived or modified in any respect; and (7) Company, Parent, US Parent, and Merger Sub will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements, and representations contained in the documents we have reviewed were true, complete, and correct at the time made and will continue to be true, complete, and correct at all times up to and including the Effective Time, and that all such facts, information, statements, and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

No opinion is expressed as to any transactions other than the Merger, or any matter other than those specifically covered by this opinion. This opinion does not address the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury regulations promulgated thereunder and is otherwise limited to the matters discussed in the section entitled “Material U.S. Federal Income Tax Consequences to U.S. Holders” in the Registration Statement (the “Tax Discussion”), subject to the assumptions, limitations, and qualifications stated in such section. Our opinion is based on the Code, the Treasury regulations promulgated thereunder, case law, and published rulings, and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances, or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

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Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Tax Discussion, it is our opinion that, under current U.S. federal income tax law, the Merger will (i) be treated as a “reorganization” under Section 368(a) of the Code and (ii) if Parent (rather than US Parent) is the “Parent” entity under the Merger Agreement at the closing of the Merger, not result in gain being recognized under Section 367(a)(1) of the Code, provided that no opinion is expressed regarding the U.S. federal income tax treatment of any Company stockholder that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion. The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm name in the Registration Statement in connection with references to this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.